[Standex Logo]

6 Manor Parkway
Salem, New Hampshire 03079

September 13, 2006

To the Stockholders of Standex International Corporation:

You are cordially invited to attend the Annual Meeting of Stockholders of Standex International Corporation, which will be held at Bank of America, 100 Federal Street, Boston, Massachusetts, on Tuesday, October 31, 2006 at 11:00 a.m.

We hope that you will be able to attend the meeting. However, whether or not you plan to attend in person, please vote your proxy card promptly, in accordance with the instructions on the card, in order to ensure that your shares will be represented. If you do attend the meeting, you may vote your shares personally.

This booklet includes the Notice of Annual Meeting and the Proxy Statement, which contain information about the formal business to be acted on by the stockholders. The meeting will also feature a report on the operations of your Company, followed by a question and discussion period.

Sincerely,

/s/ Roger L. Fix

Roger L. Fix
President/Chief Executive Officer

[Standex Logo]

6 Manor Parkway
Salem, New Hampshire 03079

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Standex International Corporation (the “Company”) will be held at Bank of America, 100 Federal Street, Boston, Massachusetts, on Tuesday, October 31, 2006, at 11:00 a.m. local time for the following purposes:

1.

To fix the number of directors at twelve and to elect one director to hold office for a one-year term ending on the date of the Annual Meeting of Stockholders in 2007 and three directors to hold office for three-year terms expiring in 2009; and;

2.	To ratify the appointment by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending June 30, 2007; and

3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Stockholders of record at the close of business on September 6, 2006 will be entitled to notice of and to vote at the meeting.

Please vote by proxy using any one of the following methods:

(a)	Use the toll free telephone number shown on your proxy card or voting instructions form (if you receive proxy materials from a broker or a bank);

(b)	Visit the Internet Web site at: www.computershare.com/expressvote, or follow your broker’s instructions relative to Internet voting; or

(c)	Mark, date, sign and mail your proxy card in the prepaid envelope provided.

By Order of the Board of Directors,

/s/ Deborah A. Rosen

Deborah A. Rosen, Secretary

September 13, 2006

Salem, New Hampshire

IMPORTANT

IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING. ACCORDINGLY, YOU ARE URGED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE OR VOTE YOUR SHARES BY TELEPHONE OR THE INTERNET. IF YOU SO CHOOSE, YOU MAY VOTE YOUR SHARES IN PERSON AT THE ANNUAL MEETING.

STANDEX INTERNATIONAL CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

October 31, 2006

This Proxy Statement is being furnished on or about September 13, 2006, in connection with the solicitation of proxies by the Board of Directors of Standex International Corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on Tuesday, October 31, 2006. All proxies will be voted in accordance with the instructions contained therein and, if no choice is specified, will be voted for the election of each of the individuals nominated by the Board of Directors and in favor of the other proposal set forth in the Notice of Meeting.

The election of Directors will require the affirmative vote of a plurality of the shares of Common Stock voting, in person or by proxy, at the Annual Meeting. The ratification of the appointment by the Audit Committee of Deloitte & Touche LLP as independent auditors will require the affirmative vote of a majority of the shares of Common Stock of the Company voting on the proposal, in person or by proxy, at the Annual Meeting. Stockholders may vote in favor of all nominees for Director, or withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to the other proposal, stockholders should specify their choice on the enclosed form of proxy.

Shares which abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and also will not be counted as shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the shares voting on a matter.

Any proxy may be revoked at any time before it is exercised by delivery of written notice to the Secretary of the Company or by executing a subsequent proxy.

The Board of Directors has fixed September 6, 2006 as the record date for the determination of stockholders entitled to vote at the Annual Meeting. At the record date, there were outstanding and entitled to vote 12,360,890 shares of the Common Stock of the Company. Each share is entitled to one vote.

All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company’s directors and officers, without additional remuneration, may solicit proxies in person and by telecommunications. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting materials to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket expenses in this regard.

To assure the presence in person or by proxy of the necessary quorum for holding the meeting, the Company has employed the firm of Morrow & Co., Inc. to assist in soliciting proxies by mail, telephone, facsimile and personal interview for a fee estimated at approximately $5,000 plus disbursements.

PROPOSAL 1 — ELECTION OF DIRECTORS

The persons named in the enclosed proxy will vote to fix the number of directors at twelve and to elect as directors H. Nicholas Muller, III for a one-year term expiring in 2007, and Charles H. Cannon, Jr., Christian Storch and Edward J. Trainor for three-year terms expiring in 2009, unless authority to vote for the election of directors is withheld by marking the proxy to that effect. No proxy can be voted for a greater number of persons than the four nominees named below.

In the event that any nominee for election should become unavailable, the person acting under the proxy may vote for the election of a substitute. Management has no reason to believe that any nominee will become unavailable.

Information about each director and nominee for director at July 31, 2006 follows:

Nominee for Director for a Term Expiring In 2007	Principal Occupation During Past Five Years and Certain Other Directorships

H. Nicholas Muller, III, Ph.D. Director Since 1984 Age 67	President and CEO of The Frank Lloyd Wright Foundation (a foundation promoting the work of Frank Lloyd Wright) from May 1996 through March 2002.

Nominees for Directors for Terms Expiring In 2009	Principal Occupations During Past Five Years and Certain Other Directorships

Charles H. Cannon, Jr. Director Since 2004 Age 54

Senior Vice President of FMC Technologies, Inc. (a manufacturer of systems and products for the energy, food processing and air transportation industries) since March 2004; Vice President of FMC Technologies, Inc. from February 2001 through February 2004; prior thereto, Vice President and General Manager—FMC FoodTech and Transportation Systems Group.

Christian Storch Director Since 2004 Age 46

Vice President/Chief Financial Officer of the Company since September 2001; Treasurer of the Company from November 2003 to April 2006; prior thereto, Manager of Corporate Audit of the Company from July 1999 to September 2001.

Edward J. Trainor Director Since 1994 Age 66	Chairman of the Board of Directors of the Company since December 2001; Chief Executive Officer of the Company from July 1995 to December 2002; President of the Company from July 1994 to December 2001.

Director of Mestek, Inc. Director of OmegaFlex, Inc. (NASDAQ)

Directors to Continue in Office for Terms Expiring In 2007	Principal Occupations During Past Five Years and Certain Other Directorships

William R. Fenoglio Director Since 1997 Age 67	President and CEO of Augat, Inc. (a manufacturer of electronic components) from 1994 through 1996. Director of IDG, Inc.

Walter F. Greeley Director Since 1989 Age 75	Vice President and General Counsel of Surface Coatings, Inc. since 1990; Chairman, High Street Associates, Inc. (a management and acquisition group) from 1988 to 2001.

Thomas L. King Director Since 1970 Age 76	Vice Chairman of the Board of the Company since December 2001; Chairman of the Board of the Company from January 1992 to December 2001.

Deborah A. Rosen Director Since 2001 Age 51

Chief Legal Officer of the Company since October 2001; Vice President of the Company since July 1999; General Counsel of the Company from January 1998 to October 2001; Secretary of the Company since October 1997.

Directors to Continue in Office for Terms Expiring In 2008	Principal Occupations During Past Five Years and Certain Other Directorships

Thomas E. Chorman Director Since 2004 Age 52

President/Chief Executive Officer of Foamex International, Inc. (a manufacturer of comfort cushioning for the furnishings and automotive markets) from September 2001 through June 2006; Chief Financial Officer of Ansell Healthcare (a manufacturer of surgical and medical examination gloves) from October 2000 through August 2001.

During Mr. Chorman’s tenure as President/CEO of Foamex, record raw material costs and the maturity of legacy debt forced a voluntary Chapter 11 filing in September 2005 for U.S. operations in order to facilitate the implementation of restructuring initiatives.

Gerald H. Fickenscher Director Since 2004 Age 63

Vice President—Europe, Middle East and Africa, Crompton Corporation (a specialty chemicals company) from 1994 through September 2003, when he retired; prior thereto, Chief Financial Officer of Uniroyal Chemical Corporation (a specialty chemicals manufacturer) from 1986 through 1993.

Directors to Continue in Office for Terms Expiring In 2008	Principal Occupations During Past Five Years and Certain Other Directorships

Roger L. Fix Director Since 2001 Chief Age 53

Chief Executive Officer of the Company since January 2003; President of the Company since December 2001; Operating Officer of the Company from December 2001 to December 2002; prior thereto, Chief Executive Officer, Chief Operating Officer and President of Outboard Marine Corporation (manufacturer of marine motors) from August 2000 to February 2001.

Director of Flowserve Corporation.

Daniel B. Hogan, J.D., Ph.D. Director Since 1983 Age 63

Executive Director, Fathers and Families (a nonprofit organization advocating shared parenting) since February 2006; Managing Director, Fathers and Families from October 2003 to January 2006; President, The Apollo Group (management consultants) from March through October 2003 and from 1991 through 2001; Associate, Stratin Consulting from October 2001 to February 2003.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE.

Determination of Independence

In July, 2003, the Board of Directors adopted Corporate Governance Guidelines, which are available under the heading “Corporate Governance” on the Company’s web site at www.standex.com. Under these Guidelines, the Board requires that at least a majority of directors be “independent” as defined by the New York Stock Exchange (“NYSE”) listing standards. Pursuant to the NYSE standards, the Board has undertaken an analysis of “independence” as the criteria apply to each director and nominee for director.

The NYSE rules require that, in order to be considered independent, each director or nominee have no material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company), nor may any director or nominee have any prohibited relationships, such as certain employment relationships with the Company, its independent auditor or another organization in business with the Company.

The Board has affirmatively determined that the following directors are independent: Messrs. Cannon, Chorman, Fenoglio, Fickenscher, Greeley, Hogan, King and Muller.

In determining that Mr. King is independent under the NYSE standards, the Board assessed Mr. King’s prior service to the Company, including terms as President, Treasurer, COO and CEO. Mr. King has been retired from the Company since 1995 and has not received direct compensation for services to the Company (except for pension, other employee benefits to which he is entitled as a retired employee and director’s fees) since June, 1998. The Board determined that despite the historical status of Mr. King as an executive of the Company, he maintains no relationship of any kind with the Company (other than as a director), and thus his ability to carry out his duties and responsibilities as a disinterested, independent director is in no way impaired.

In assessing Mr. Hogan’s independence, the Board considered that Mr. Hogan is the son of Daniel E. Hogan, who was a co-founder of the Company and served in various capacities with the Company (including terms as President and CEO) through 1985. Daniel E. Hogan served as a consultant to the Company from 1985 until his death in 1991. The Board determined that this familial relationship between Director Daniel B. Hogan, who has never been employed by the Company, and Company co-founder Daniel E. Hogan did not create a relationship between Mr. Hogan and the Company which in any way compromised the exercise of his disinterested and independent judgment as a director, and thus concluded that he is independent within the meaning of the NYSE rules.

The remaining Board members were determined by the Board not to be independent due to their status as currently employed executives of the Company (in the case of Mr. Fix, Mr. Storch and Ms. Rosen) or due to the receipt of direct compensation from the Company within the past three years in excess of $100,000 per year (in the case of Mr. Trainor, pursuant to a two-year Consulting Agreement which terminated December 31, 2004).

The Board will continue to monitor all of its members’ activities on an ongoing basis to insure the independence of a majority of the Company’s directors.

STOCK OWNERSHIP IN THE COMPANY

Stock Ownership by Directors, Nominees for Director and Executive Officers

The following table sets forth information regarding beneficial ownership of the Company’s Common Stock as of July 31, 2006 of each director, each nominee for reelection, each executive officer named in the Summary Compensation Table and all directors and executive officers of the Company as a group:

	Beneficial Ownership (1)
Name	No. of Shares		Percent of Outstanding Common Stock

Charles H. Cannon, Jr.	2,418		**
Thomas E. Chorman	1,718		**
William R. Fenoglio	3,718		**
Gerald H. Fickenscher	1,718		**
Roger L. Fix	96,589	(2)	**
Walter F. Greeley	4,218		**
Daniel B. Hogan, Ph.D.	72,182	(3)	**
Thomas L. King	14,434		**
H. Nicholas Muller, III, Ph.D.	5,848		**
Deborah A. Rosen	28,459	(2)	**
Randy L. Scott	10,093	(2)	**
Duane L. Stockburger	20,088	(2)	**
Christian Storch	26,957	(2)	**
Edward J. Trainor	11,386	(2)	**

All Directors and Executive Officers	300,543		2.4
as a Group (16 Persons)

(footnotes on following page)

**	Less than 1% of outstanding Common Stock.
(1)

As used herein, “beneficial ownership” means the sole or shared power to vote, and/or the sole or shared investment power with respect to shares of Common Stock. The directors have sole voting and investment power with respect to the shares shown as beneficially owned by them except for 2,000 shares for Mr. Fenoglio and 1,200 shares for Mr. Greeley, which are jointly held with their respective spouses. The shares owned by spouses or children of certain directors have not been included because the respective directors have disclaimed beneficial interest in the shares. These shareholdings are: Mr. Hogan’s children (4,000).

(2)

The numbers listed include estimates of the shares held in the Employees’ Stock Ownership (“ESOP”) portion of the Standex Retirement Savings Plan at June 30, 2006, which are vested to the accounts of Messrs. Fix, Storch, Stockburger, Scott, Trainor and Ms. Rosen. These individuals have voting power over the shares allocated to them in this Plan. In the event of a tender or exchange offer for the Common Stock of the Company, these individuals (along with all other participants) will determine, on a confidential basis, whether the Common Stock held in their accounts should be tendered or exchanged.

The number of ESOP shares included above may differ slightly from the ESOP shares reported on Form 4s and filed with the Securities and Exchange Commission, due to the Company’s adoption in April 2002 of unitized accounting for the ESOP, under which each participant is allocated a number of units (comprised of Company shares plus between 0% and 3% of their ESOP investment in cash), rather than a defined number of Company ESOP shares.

The numbers also include the following shares which are capable of being purchased by exercise of stock options or will be converted from restricted stock units into shares of common stock within 60 days of July 31, 2006: Mr. Fix (24,534); Mr. Storch (8,951); Ms. Rosen (9,529); Mr. Stockburger (7,975); and Mr. Scott (5,380).

(3)	The number includes two trusts holding 24,710 and 43,138 shares respectively, of which Mr. Hogan is a trustee.

____________________

The Compensation Committee has adopted stock ownership guidelines for the named executive officers and directors of the Company. Under the guidelines, the Chief Executive Officer will be required to own Common Stock of the Company with market value equal to at least three times base salary, and the other executive officers will be required to own Common Stock with market value equal to at least 1.5 times their base salaries. To determine whether the guidelines are met, stock owned will have a deemed value determined from time to time by the Compensation Committee. No stock acquired by a covered executive through grants of restricted stock or performance share units made under the long-term incentive compensation component of the Company’s 1998 Long-Term Incentive Compensation Plan (see the description of the components of that Plan in the Compensation Committee Report on Executive Compensation beginning on page 9 of this proxy statement) may be sold or otherwise disposed of until the guidelines have been met, or until the executive reaches 60 years of age, except to pay taxes arising in connection with the receipt of the stock. In addition, all independent directors will be required to own at least 3,000 shares of Common Stock, an amount currently valued in excess of three times the annual cash retainer for Board members. Stock acquired as payment of directors’ fees may not be sold until the ownership requirement has been met.

Stock Ownership of Certain Beneficial Owners

The table below sets forth each stockholder who, based on public filings, is known to the Company to be the beneficial owner of more than 5% of the Common Stock of the Company as of July 31, 2006.

	Beneficial Ownership
Name and Address of Beneficial Owner	No. of Shares		Percent of Outstanding Common Stock

Fidelity Management Trust Company, an affiliate	720,697	(2)	6.09%
of Fidelity Investments, as trustee of the Standex
International Corporation Retirement Savings
Plan Trust (formerly the Employees’ Stock
Ownership Trust) (1)
82 Devonshire Street
Boston, MA 02109

Wedge Capital Management LLP	807,451	(3)	6.49%
301 South College Street
Charlotte, NC 28202-6002

Royce & Associates LLC	753,200	(4)	6.06%
1414 Avenue of the Americas
New York, NY 10019

____________________

(1)

American Express served as the trustee of the Standex International Corporation Retirement Savings Plan Trust until December 31, 2005. Effective January 1, 2006, the Company appointed Fidelity Investments as trustee.

(2)

This number includes shares allocated to participating employees’ accounts over which such participants have sole voting power. Beneficial ownership shown is as set forth in the Company’s most recent statement on Schedule 13D/A filed on January 12, 2006 for the period ended December 31, 2005.

(3)

Wedge Capital Management LLP is an investment advisory company registered under Section 203 of the Investment Advisers Act of 1940. It manages funds for clients. Its beneficial ownership is as set forth in its most recent statement on Schedule 13G/A, filed on January 20, 2006 for the period ended December 31, 2005, and consists of 807,451 shares over which it has sole power to vote or to direct the vote.

(4)

Royce & Associates LLP is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Its beneficial ownership is as set forth in its most recent statement on Schedule 13G, filed on January 31, 2006 for the same period.

PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return on the Company’s Common Stock as of the end of each of the last five fiscal years, with the cumulative total stockholder return on the Standard & Poor’s Small Cap 600 (Industrial Segment) Index and on the Russell 2000 Index, assuming an investment of $100 in each at their closing prices on June 30, 2001 and the reinvestment of all dividends.

COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is comprised of four directors, all determined by the Board to meet the criteria for “independence” under the rules of the New York Stock Exchange. It has responsibility for establishing, monitoring and administering all elements of the compensation provided to the Company’s senior executives. The Committee’s duties and responsibilities are described in greater detail in its charter, adopted by the Board of Directors. Shareholders and others may access the charter through the Corporate Governance section of the Company’s website, which can be found at www.standex.com.

The Committee has adopted a philosophy regarding executive compensation of maintaining a program 1) sufficient to attract, retain and motivate the level of senior executive talent necessary to successfully manage and drive the performance of a diverse and complex company, and 2) that provides substantial incentives for those executives to achieve specified financial and strategic business objectives which the Committee believes create shareholder value. The Committee seeks to achieve the foregoing through a balanced mix of base salary and annual and long-term incentive compensation, paid partly in cash and partly in stock. The Committee intends for the percentage of total compensation which is tied to the performance of the Company to increase as an executive’s level of responsibility increases.

The Committee reviews the program on an ongoing basis, both to assess its competitiveness and to insure that it meets the objectives established by the Committee. In determining competitiveness, the Committee compares the Company’s program with those provided by two other groups of companies. One is a relatively small group of peer companies comparable to the Company in size, type of business and level of complexity. The second is a broader group of several hundred industrial companies with sales of between approximately $250 million and $1 billion. Many of these companies may have characteristics different from the Company, but the Committee views them as a relevant comparison group, because the Company competes with them for talent. To check its compensation levels against those of the companies in the comparison groups, the Committee reviews market survey data prepared by independent consulting firms regarding the compensation, both in total and by component, paid by companies in both groups, other published studies describing the compensation practices of industrial companies in both groups, and specific information on pay practices for executive positions in peer organizations of comparable size, business diversity and complexity. The companies used for these comparisons are not necessarily the same as those used for comparison purposes in the performance graph set out on page 8 of this proxy statement.

BASE SALARY

The Committee seeks to provide base salaries for the Company’s senior executives at a level that allows the Company to attract and retain superior executive talent capable of managing and driving the performance of a diverse and complex company with varied types of business operations. The Committee has determined that overall, the target base salaries for senior executives of the Company should be at approximately the 50th percentile of those paid by companies in the comparison groups of companies used by the Committee to benchmark its compensation levels. This does not mean, however, that each executive’s base salary should be at precisely that level. An executive’s actual base salary may deviate from the 50th percentile, depending upon such factors as the executive’s background, experience, relevant personal and professional skills, internal Company equity, and the need to attract and retain talented executives.

INCENTIVE COMPENSATION

The Committee has established an incentive compensation program for senior executives that provides for a mix of annual and long-term incentive compensation payable in both cash and equity-based forms. The Committee believes that the latter is important in directly aligning the interests of the Company’s executives with those of shareholders.

Annual Incentive Compensation

Annual Cash Payments

The annual incentive compensation program provides an annual bonus opportunity to the Company’s senior executives. The amount of bonus payable to a particular executive depends upon two factors—1) the extent to which the Company, or a particular operating group for group presidents and their key executives, achieves the financial and strategic performance goals set each year under the Balanced Performance Plan (“BPP”) process utilized by the Company, and 2) the executive’s “target” bonus, a percentage of base salary. The Committee intends to set these targets such that if met, the bonus compensation will reach at least the median relative to the bonus compensation provided by the comparison groups.

Financial and Strategic Performance Goals

Under the BPP process, the Committee, after discussion and consultation with management, sets specific financial and strategic performance targets each year for the Company and each of its operating groups. Although the Committee has the discretion to select the criteria it believes are appropriate from those set forth in the Company’s Long Term Incentive Plan, which has been approved by the Company’s stockholders, it has, in recent years, including fiscal year 2006, selected revenues, earnings from continuing operations and operating cash flow as the measures by which to judge financial performance. These measures have been selected because continuing improvements in all of them are critical to the Company’s strategy of achieving “profitable growth.” Revenues and earnings from continuing operations clearly correlate directly to that goal, and achieving operating cash flow improvements creates liquidity which better enables the funding of acquisitions and organic growth initiatives. The measures of strategic performance vary from year to year, depending upon the Committee’s determination of the business imperatives of the Company and its operating groups for a particular year. For fiscal year 2006, the measures adopted by the Committee for the Company as a whole included the increased penetration of lower cost countries (as both manufacturing locations and materials sources), progress in obtaining growth through acquisitions, and the attainment of a defined set of operational improvements. The Committee approves related strategic goals for each of the operating groups of the Company.

The percentage of an executive’s target bonus attributable to financial versus strategic performance can vary from year to year, at the discretion of the Committee. For fiscal year 2006, 60 percent of each executive’s target bonus was tied to financial performance measures. The amount of bonus attributable to financial performance can be more or less than the amount of target bonus attributable to financial performance, depending upon whether actual financial performance exceeds or falls short of the targets. Threshold financial performance levels must be met before any payouts based on financial performance will be made. The amount of bonus attributable to strategic performance can be less than, but not more than, the amount of target bonus attributable to strategic performance.

Individual Target Bonuses

The Committee assigns to each executive a target bonus, which equals a percentage of the executive’s base salary. The percentage will vary among executives, with higher percentages applying to executives with greater levels of responsibility, in line with the Committee’s belief that those executives with the highest degree of influence on the Company’s overall performance should have the greatest portion of their total compensation tied to that performance. For fiscal year 2006, the Committee selected an annual incentive compensation target payout of 75 percent for the Chief Executive Officer and 50 percent for the Company’s other Named Executives. The maximum bonus payable to the Chief Executive Officer is 112.5 percent of base salary and the maximum payable to the other Named Executives is 75 percent of base salary.

Results for Fiscal Year 2006

The strong performance of the Company’s continuing operations in fiscal year 2006 was reflected in the BPP results. Payouts under the corporate BPP, in which Messrs. Fix and Storch and Ms. Rosen participate, equaled 122 percent of the target payout for each of those executives. The payout for Mr. Stockburger, calculated under the BPP for the Food Service Equipment Group, was 66.4 percent of the target payout, and the payout for Mr. Scott, calculated under the BPP for the Consumer Products Group, was at the target payout.

MSPP Shares

Because of the Committee’s belief that attainment of the incentive compensation performance targets by the Company’s senior executives correlates to the equity performance of the Company, at least 20 percent of the dollar amount of an executive’s annual incentive compensation payment must be used to purchase restricted stock units pursuant to the Management Stock Purchase Program (“MSPP”). Executives may elect to use up to 50 percent of their annual incentive payment to acquire restricted stock units under the MSPP. They must make the election to do so prior to the beginning of the fiscal year in which they earn the incentive compensation. They will acquire restricted stock units with these funds at a 25 percent discount from the “fair market value” of the Company’s stock, which is defined to mean the lower of the closing price of the Company’s stock on either the date of acquisition of the restricted stock units or the last trading day of the fiscal year in which the incentive compensation used to fund the acquisition is earned. The acquisition, the terms of which are determined by the Committee, is generally made immediately following payment of the annual incentive compensation, which takes place in mid-September of the year following the fiscal year in which it was earned. Restricted stock units acquired under the MSPP vest three years from the date on which they are acquired, at which time shares of Company stock equal to the number of restricted stock units will be distributed to participants who remain employed by the Company. Dividends equal to the amount of common stock dividends will accrue during the three-year vesting period and will be paid in cash at the end of the three-year vesting period on the restricted stock units held under the MSPP.

Long-Term Incentive Compensation

The Committee believes that incentives based upon the longer-term performance of the Company are an important component of the compensation provided to senior executives. Executives are granted a long-term incentive award each year, the ultimate value of which will depend upon the stock price and financial performance of the Company over the longer term. The

Committee intends over time to set the value of an executive’s long-term incentive award, if the executive meets the performance targets, at approximately the median of the long-term incentive compensation opportunities provided by the comparison groups of companies, and at the 75th percentile, if performance significantly exceeds targeted levels.

The Company’s long-term incentive compensation program presently consists of two elements, restricted stock and performance share units (“PSUs”). The Committee has the discretion to determine the percentage of each executive’s long-term incentive compensation award made in restricted stock and the percentage made through the grant of PSUs. For fiscal year 2006, the portion allocated to PSU grants ranged from 60 percent of the total award for the lowest level participating executives entitled to receive awards to 67 percent for the Chief Executive Officer. This represents an increase from two years ago in the percentage of long-term incentive compensation opportunity that is performance-based for those executives whose job performance is most likely to affect the Company’s stock price.

Performance Share Units

The Committee has determined PSUs to be an important part of the long-term incentive compensation program, because they combine the achievement of long-term financial goals with improvements in the Company’s stock price. Under this component of the program, executives receive awards of a certain number of PSUs at the beginning of each fiscal year. Shares of Company stock equal to the number of PSUs granted will be delivered to the executive at the end of a three-year “performance period,” if the Company has achieved specified financial goals established at the time of grant at the end of the performance period, and if the executive remains employed by the Company. The number of shares of Company stock delivered to an executive at the end of the performance period can be more than the number of PSUs awarded (up to twice the number of PSUs awarded), or less, depending upon whether actual performance exceeds or falls short of the performance goals. If actual performance does not meet a specified minimum level of performance, the executive will receive no stock at the end of the performance period.

The Committee has the discretion to establish different performance goals for each performance period. For PSUs granted in fiscal year 2006 for the July 2005—June 2008 performance period, the performance goal established by the Committee is a specified level of the compound annual growth rate in earnings per share. This is the same criterion as was used for grants made in the two previous fiscal years. The Committee has chosen this measurement because of its conclusion that a strong correlation exists between the Company’s longer-term stock price and its level of earnings per share, and thus better aligns the executive’s interests to those of stockholders, which the Committee feels is an important element of long-term incentive compensation. The superior performance goals established for the 2003—2006 performance period were met, so the maximum number of shares permitted under the Plan formula (twice the number of PSUs granted) were distributed to executives for PSUs granted for that performance period. The dollar value of these shares is set forth in the LTIP Payouts column of the Summary Compensation Table set forth on page 15 of this proxy statement. The awards of PSUs to the Named Executives in fiscal year 2006, including the Chief Executive Officer, are set forth in the Long-Term Incentive Plan Awards in Fiscal 2006 Table set forth on page 18 of this proxy statement.

Restricted Stock Grants

The remaining portion of an executive’s long-term incentive compensation award is made in the form of restricted stock awards. Beginning in fiscal year 2004, the Committee ceased granting stock options and began making restricted stock awards in lieu of option grants. The Committee has discretion under the terms of the 1998 Long-Term Incentive Plan with respect to the terms of restricted stock granted under the Plan, and has determined that all of the shares awarded in fiscal year 2006 will become vested once three years have elapsed from the date of the grant. Dividends, accrued over the three-year vesting period, are paid in cash immediately upon full vesting. The shares are forfeited if the grantee is no longer employed at the end of the three-year period, except for specified reasons. Restricted stock grants made to the Named Executives, including the Chief Executive Officer, in fiscal year 2006 are reported in the Summary Compensation Table on page 15 of this proxy statement.

FISCAL YEAR 2006 COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

Effective October 1, 2005, the base salary of Roger L. Fix, President and Chief Executive Officer of the Company, was increased from $625,000 to $647,000. The increase was accompanied by a detailed evaluation by the Committee of Mr. Fix’s performance in fiscal year 2005. The Committee concluded that Mr. Fix had substantially achieved the goals established for him for fiscal year 2005, which included sales, earnings and operating cash flow targets, and meeting strategic objectives with respect to low-cost sourcing of products, the implementation of a Company-wide lean enterprise program, and the planning of a multi-unit manufacturing facility in Mexico.

Mr. Fix’s annual incentive compensation for fiscal year 2006 was determined to be $592,005, based upon a target bonus equal to 75 percent of base salary, and the level of attainment by the Company of the financial and strategic performance targets set by the Committee. The financial performance targets were exceeded, and two of the four strategic performance targets were fully met. The other two were substantially achieved. Mr. Fix elected prior to the beginning of fiscal year 2006 to use 35 percent of his bonus for that year to purchase MSPP shares. Mr. Fix also received 15,800 shares of Common Stock as a payout of a PSU award of 7,900 shares made to him at the beginning of fiscal year 2004. This represents a payout equal to 200 percent of the target award made to Mr. Fix. The performance measure used to calculate the payout to be made to Mr. Fix, compound annual growth rate in earnings per share based on continuing operations, exceeded the superior target levels.

The Committee awarded Mr. Fix 8,100 shares of restricted stock under the 1998 Long-Term Incentive Plan in fiscal year 2006, determined in accordance with the same formula as applied to all other executives participating in the Plan. Mr. Fix was also granted 16,400 PSUs in fiscal year 2006. In addition, in January 2006, the Committee granted 25,000 restricted stock units to Mr. Fix, which will vest and become payable in three equal annual installments, commencing on August 31, 2007. The Committee provided this additional award, and structured it to vest over a period of more than three years, because of its determination that raising Mr. Fix’s long-term incentive compensation opportunity toward the median of the peer group companies at this time would better reward his diligence and commitment, which the Committee and the Board considered critical in light of the key strategic initiatives which the Company will continue to be implementing over the next few years. The Company worked directly with Watson Wyatt to devise this additional grant.

              The Committee also examined all other aspects of Mr. Fix’s compensation, in a “tally sheet” format, including the terms of his employment agreement, and the amounts that he would receive in the event of the termination of his employment, both before and after a change in control, and the Company’s retirement plan obligations to him. The Committee determined that it had a full understanding of Mr. Fix’s compensation, both in total and with respect to each of its elements, and that the total amount was reasonable.

POLICY ON DEDUCTIBILITY OF COMPENSATION

The tax deductibility by a corporation of compensation in excess of $1 million paid to the Chief Executive Officer and any other of its four most highly compensated executive officers is limited by Section 162(m) of the United States Internal Revenue Code (the “Code”). “Performance-based” compensation, as defined in the Code, may be excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals set out in writing within 90 days after the beginning of the plan year to which the goals apply (within the first 25% of the performance period, in the case of performance periods longer or shorter than 12 months in duration), and if the compensation is paid under a plan approved by shareholders. The Company does not actively engage in any tax planning strategies to ensure that all compensation is deductible. Therefore, it may choose to forego the deduction on occasion if it determines such action to be in the business interests of the Company.

COMPENSATION COMMITTEE

Walter F. Greeley, Chairman

Daniel B. Hogan

H. Nicholas Muller, III

Charles H. Cannon, Jr.

EXECUTIVE COMPENSATION

The following table shows for fiscal years ending June 30, 2006, 2005 and 2004, the cash compensation as well as certain other compensation, paid to the Company’s chief executive officer and the four other most highly compensated executive officers, other than the chief executive officer, who were serving as executive officers (“the named executive officers”) during the fiscal year ending June 30, 2006.

SUMMARY COMPENSATION TABLE

					Long-Term Compensation
	Annual Compensation				Awards			Payouts
Name and Principal Position	Fiscal Year	Salary($)	Bonus ($)(1)		Restricted Stock Awards ($)		Securities Underlying Options / SARs(#)	LTIP Payouts ($)(6)	All Other Compensation (7)(8)

Roger L. Fix	2006	$641,500	$384,803		$1,239,743	(3)	-0-	$464,362	$6,523
President/CEO	2005	$618,750	$559,492	(2)	$ 432,279	(4)	-0-	$215,640	$5,033
	2004	$600,000	$301,950		$ 327,434	(5)	-0-	$ -0-	$3,934

Christian Storch	2006	$292,500	$143,960		$ 384,037	(3)	-0-	$152,828	$4,742
Vice President/CFO	2005	$273,750	$130,374		$ 142,917	(4)	-0-	$ 71,888	$5,158
	2004	$240,000	$103,065		$ 97,951	(5)	-0-	$ -0-	$3,996

Deborah A. Rosen	2006	$261,750	$128,832		$ 101,068	(3)	-0-	$158,706	$5,473
Vice President/CLO	2005	$252,500	$133,314		$ 105,255	(4)	-0-	$ 69,933	$4,096
	2004	$245,000	$105,212		$ 101,113	(5)	-0-	$ -0-	$4,030

Duane L. Stockburger	2006	$277,500	$ 65,072		$ 197,950	(3)	-0-	$146,950	$6,523
Group Vice President/Food	2005	$258,750	$125,496	(2)	$ 107,716	(4)	-0-	$ 34,980	$5,158
Service Equipment Group

Randy L. Scott	2006	$261,750	$ 92,400		$ 110,924	(3)	-0-	$146,950	$6,417
Group Vice President/	2005	$247,500	$ 50,968	(2)	$ 128,773	(4)	-0-	$ -0-	$5,158
Consumer Group

____________________

(1)

The amounts disclosed represent the amount of annual bonus incentive earned in fiscal year 2006 which was paid in cash. Annual bonus incentive is based on performance in the year shown, but is determined and paid during the following year. A portion of the total bonus earned by each named executive will be used to purchase restricted stock units (“RSUs”) under the Management Stock Purchase Plan (“MSPP”) at a 25% discount from fair market value on either the date of grant or the last day of the fiscal year in which the incentive was earned (see the Compensation Committee Report on Page 9 of this proxy statement for additional details). Under the MSPP, each participant is required to defer not less than 20% and no more than 50% of the amount received as annual bonus incentive for the purchase of RSUs. RSUs are subject to a three-year cliff vesting period from the date of acquisition. Executives must be employed by the Company on the date of vest to receive the RSUs. Dividends accrue and are paid in the form of cash on the vesting date. For 2006, the percentage deferred is as follows: Mr. Fix: 35%; Mr. Storch: 20%; Ms. Rosen 20%; Mr. Stockburger: 30%; Mr. Scott: 30%. RSUs will be purchased in or about mid-September, 2006 utilizing the deferred amounts noted in footnote (3) herein. The amounts disclosed in this column represent that portion of each named executive officer’s bonus that was not deferred into the MSPP. The deferred portion, including the value of the 25% discount, is disclosed in the column entitled Restricted Stock Awards (see footnote 3 below).

(2)

The amount disclosed for Mr. Fix includes a $100,000 special award received in recognition of Mr. Fix leading the successful completion of the restructuring and realignment plan approved by the Board in October 2002. Further, additional special awards in the amount of $5,000 for Mr. Stockburger and

(footnotes continued on following page)

$3,000 for Mr. Scott were paid on September 16, 2004. These special awards for Messrs. Fix, Stockburger and Scott are not subject to deferral under the MSPP, as the amounts awarded related to factors and targets separate from the Company’s short-term annual incentive compensation program.

(3)

Amounts disclosed in this column for fiscal year 2006 represent the value of restricted stock awards which were granted under the 1998 Long Term Incentive Plan to the named executive officers on August 30, 2005. The value is calculated by multiplying the closing market price on the date of grant ($26.42) by the number of shares awarded, which were as follows: for Mr. Fix: 7,800; Mr. Storch: 2,500; Ms. Rosen: 2,200; Mr. Stockburger: 2,300; Mr. Scott: 2,200. Further, on September 27, 2005, Mr. Fix received an additional 300 RSUs which should have been awarded in August 2005 but were not due to administrative error. The closing market price on September 27, 2005 was $24.66. In addition, Mr. Fix received 25,000 RSUs and Mr. Storch received 9,000 shares of restricted stock, on January 25, 2006. The closing price of Company stock on January 25, 2006 was $30.00. All restricted stock and RSUs will cliff-vest after three years (except for the January 25, 2006 awards, which vest in equal installments on August 31, 2007, 2008 and 2009), and recipients must be employed on the date of vest in order to receive the restricted stock. Dividends on the units awarded accrue during the vesting period, after which they are paid in cash at the date of vest.

In addition, the amount disclosed in this column consists of the deferred bonus portion and the dollar value of the 25% discount from fair market value of the RSUs under the MSPP to be acquired in or about mid-September, 2006 (see footnote 1 above). The deferred portion of the bonus for each named executive is as follows: Mr. Fix: $207,202; Mr. Storch: $35,990: Ms. Rosen: $32,208; Mr. Stockburger: $27,888; Mr. Scott: $39,600.

“Fair market value” is defined under the MSPP as the lower of the price of the Company’s stock on either the last day of the applicable fiscal year or the date on which the RSUs are acquired by the named executives (typically in or about mid-September in a given year). Please note that if the “fair market value” of the Company’s stock on the last day of the applicable fiscal year is lower than on the date on which the RSUs are actually acquired, the discount will effectively be greater than 25%, and the value to the named executives will be slightly greater than is shown in the Table. Any such additional RSUs acquired as a result will be reflected in subsequent years in the footnotes to the Table in connection with the aggregate number of unvested shares of restricted stock held by each executive as of the end of the fiscal year.

At June 30, 2006, each named executive held the following aggregate number of unvested shares of restricted stock (consisting of restricted stock and RSU grants, RSUs acquired under the MSPP and performance share units [PSUs] granted under the 1998 Long-Term Incentive Plan), which shares had the value set forth below based upon the closing price of the Company stock ($30.35) on June 30, 2006: Mr. Fix: 113,462 shares with a value of $3,443,572; Mr. Storch: 32,108 shares with a value of $974,478; Ms. Rosen: 20,839 shares with a value of $632,464; Mr. Stockburger: 21,823 shares with a value of $662,328; Mr. Scott: 20,572 shares with a value of $624,360. None of the shares will vest in fewer than three years from the date on which they were awarded, except for the January 25, 2006 RSU award made to Mssrs. Fix and Storch as noted in footnote 1, above. Dividends accrue and are paid in cash at the vesting date with respect to the following number of shares for each named executive: Mr. Fix: 70,962; Mr. Storch: 21,708; Ms. Rosen:11,139; Mr. Stockburger: 11,923; Mr. Scott: 11,072. The remaining shares represent PSUs on which dividends are not payable.

(4)

Amounts disclosed in this column for fiscal year 2005 represent the value of the restricted stock granted on October 1, 2004. The value is calculated by multiplying the closing market price on the date of the grant ($25.34) by the number of shares awarded, which were as follows: for Mr. Fix: 9,000; Mr. Storch: 2,700; Ms. Rosen: 2,400; Mr. Stockburger: 2,600; Mr. Scott: 2,400. The terms of the restricted stock grants are as noted in footnote 3, above. In addition, the amount disclosed consists of the deferred bonus portion and the dollar value of the 25% discount from fair market value of the RSUs acquired pursuant to the MSPP on September 13, 2005. The actual acquisition price for each RSU was $20.22, which was 25% below the fair market value of $26.96 (the closing price on the date of RSU acquisition). For fiscal 2005, Mr. Fix deferred $153,164 and received 7,574 RSUs; Mr. Storch deferred $55,874 and received 2,763 RSUs; Ms. Rosen deferred $33,329 and received 1,648 RSUs; Mr. Stockburger deferred $31,374 and received 1,551 RSUs; and Mr. Scott deferred $50,968 and received 2,520 RSUs.

(5)	The amount disclosed consists of the deferred bonus portion and the dollar value of the 25% discount from fair market value of the RSUs acquired pursuant to the MSPP on September 10, 2004. The actual acquisition price for each RSU was $19.31, 25% below the fair market value of $25.74 (the closing price on the date of the RSU acquisition). For fiscal year 2004, Mr. Fix deferred $100,650 and received 5,213 RSUs; Mr. Storch deferred $25,766 and received 1,334 RSUs; Ms. Rosen deferred $26,303 and received 1,362 RSUs; Mr. Stockburger deferred $32,386 and received 1,677 RSUs; and Mr. Scott deferred $20,700 and received 1,072 RSUs.

(6)

Amounts shown in this column represent the value of the payout of common stock to the named executives pursuant to the Performance Share Units (PSUs) granted in fiscal 2004 under the 1998 Long Term Incentive Plan. The PSUs were subject to a three-year performance cycle which provided for a payout of common stock depending upon the number of PSUs granted, and the level of the Company’s compounded annual growth rate in earnings per share from continuing operations over the performance cycle. On August 30, 2006, the Compensation Committee authorized the issuance of the following number of shares of common stock thereunder: Mr. Fix: 15,800; Mr. Storch: 5,200; Ms. Rosen: 5,400; Mr. Stockburger: 5,000 and Mr. Scott: 5,000. The values in the table are calculated using the closing price of the Company stock on August 30, 2006 of $29.39. For the three year performance cycle ending on June 30, 2005, the following number of shares of stock were issued pursuant to PSUs granted in fiscal 2003: Mr. Fix: 8,162; Mr. Storch: 2,721; Ms. Rosen: 2,647; and Mr. Stockburger: 1,324. The values in the table for the 2005 fiscal year are calculated using the closing price of the Company stock on August 30, 2005 of $26.42.

(7)

All other compensation includes the value to the named executives of shares owned pursuant to the Standex Employees’ Stock Ownership Plan (“ESOP”), a defined contribution plan that was merged along with the Company’s 401(k) Plan into the Standex Retirement Savings Plan in fiscal 2000. No Company contribution was made to the ESOP in fiscal 2006, 2005 or 2004. However, forfeiture shares with an approximate value of $223 were allocated to each named executive’s account in fiscal 2006. For fiscal 2005, the approximate forfeiture share values were $33 per executive. For fiscal 2004, the approximate forfeiture values were $185 for Mr. Fix, Mr. Storch, Ms. Rosen and Mr. Stockburger and $118 for Mr. Scott.

(8)

Included in this column are contributions to the Company’s 401(k) portion of the Standex Retirement Savings Plan as follows: For 2006: $6,300 for Mssrs. Fix and Stockburger; $4,519 for Mr. Storch; $5,250 for Ms. Rosen; and $6,194 for Mr. Scott. For 2005: $5,000 for Mr. Fix; $5,125 for Mr. Storch; $4,063 for Ms. Rosen; and $5,125 for Messrs. Stockburger and Scott. For 2004: $3,750 for Mr. Fix; $3,812 for Mr. Storch; $3,845 for Ms. Rosen;and $3,750 for Mr. Stockburger.

____________________

The following table provides information on stock options exercised during fiscal 2006 and options outstanding on June 30, 2006.

AGGREGATED OPTION/ SAR EXERCISES IN FISCAL 2006

AND FISCAL YEAR END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year End Exercisable/(E) Unexercisable/(U)		Value of Unexercised In-the-Money Options at Fiscal Year End($)(2) Exercisable/(E) Unexercisable/(U)

Roger L. Fix	19,698	165,486	-0-	(E)	$ -0-	(E)
			16,360	(U)	$162,840	(U)
Christian Storch	5,880	52,601	800	(E)	$ 9,330	(E)
			4,800	(U)	$ 51,294	(U)

Deborah A. Rosen	14,300	80,506	5,040	(E)	$ 56,332	(E)
			5,120	(U)	$ 55,058	(U)

Duane L. Stockburger	12,800	110,009	-0-	(E)	$ -0-	(E)
			2,600	(U)	$ 27,968	(U)

Randy L. Scott	-0-	-0-	-0-	(E)	$ -0-	(E)
			-0-	(U)	$ -0-	(U)

(footnotes on following page)

(1)

Value Realized equals the fair market value of underlying securities at time of exercise, minus the exercise price, multiplied by the number of shares acquired without deducting for taxes paid by the employee.

(2)	Calculated based on June 30, 2006 market price of $30.35 less the price to be paid upon exercise.

____________________

The following table provides information on Performance Share Units awarded under the 1998 Long-Term Incentive Plan during fiscal 2006.

LONG-TERM INCENTIVE PLAN AWARDS IN FISCAL 2006

Name	Number of Performance Share Units	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans (Target Number of Performance Share Units(1))

Roger L. Fix	16,400	July 2005—June 2008	16,400
Christian Storch	3,700	July 2005—June 2008	3,700
Deborah A. Rosen	3,300	July 2005—June 2008	3,300
Duane L. Stockburger	3,500	July 2005—June 2008	3,500
Randy L. Scott	3,300	July 2005—June 2008	3,300

____________________

(1)

In fiscal year 2006, the Compensation Committee (the “Committee”) authorized the award under the 1998 Long-Term Incentive Plan of Performance Share Units (“PSUs”). The PSUs earned by the named executives at the end of the three-year performance cycle will be determined by the Committee in accordance with the criteria established at the beginning of the performance cycle. One PSU represents one share of Company Common Stock set aside and designated as a PSU. At the end of fiscal year 2008, Company performance goals will be examined to determine whether the Company’s long-term goals have been met such that PSUs may be distributed. The performance goal established by the Committee is a specified level of compound annual growth rate in earnings per share over the three-year performance period. The number of PSUs distributed, if any, will vary depending upon actual results. If the threshold performance goal is exactly met, shares of stock equal to 10% of the PSUs awarded will be distributed. If the “superior” performance goal is met or exceeded, shares of stock equal to 200% of the PSUs awarded will be distributed. The dollar amount of the threshold and maximum amounts which may be distributed cannot be quantified with certainty at this time. Recipients of the PSUs do not receive dividend rights until such time as the shares underlying the PSUs have been issued. There are no holding restrictions on the Company stock once it is distributed.

Pension Plan Table

The following table shows the estimated annual benefits payable upon retirement for the named executive officers in the Summary Compensation Table and years of service classifications indicated under the Company’s retirement plans:

	Years of Service
Average Compensation	10	20	25	30

200,000	27,000	54,000	67,500	81,000
300,000	40,500	81,000	101,250	121,500
400,000	54,000	108,000	135,000	162,000
500,000	67,500	135,000	168,750	202,500
600,000	81,000	162,000	202,500	243,000
800,000	108,000	216,000	270,000	324,000
1,000,000	135,000	270,000	337,500	405,000
1,100,000	148,500	297,000	371,250	445,500
1,200,000	162,000	324,000	405,000	486,000
1,300,000	175,500	351,000	438,750	526,500
1,400,000	189,000	378,000	472,500	567,000
1,500,000	202,500	405,000	506,250	607,500

Pensions are computed on a straight-life annuity basis and are not reduced for Social Security or other offset amounts. Participants receive a pension based upon average compensation in the three highest consecutive calendar years multiplied by the number of years of service, times 1.35%. Since July 1, 2002, accrual rates under the Company’s qualified retirement plan for certain named executives in the Summary Compensation Table are 3.85% for Mr. Fix and 1.35% for all other named executives in the Summary Compensation Table. In addition, participants who were ever employed by the Company in the position of Corporate Vice President, Senior Vice President, Executive Vice President, General Counsel, Group Vice President or Division Presidents receive an accrual rate of 1.35%. Average annual compensation is determined by adding the three highest consecutive years’ earnings (salary, bonus, and any payouts from awards of Performance Share Units) and dividing by three. From December 31, 1997 through June 30, 2002, the accrual rates were as follows: Mr. Fix: 3.85% (from December 3, 2001, his date of hire, through June 30, 2002); Mr. Storch and Ms. Rosen: 2.35%; any participant ever employed by the Company in the capacity of Corporate Vice President, Senior Vice President, Executive Vice President, General Counsel or Group Vice President: 2.35%; any participant ever employed by the Company in the capacity of Division President: 1.60%.

The Internal Revenue Code of 1986, as amended, limits the benefits which may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974, the Company has a non-qualified Supplemental Retirement Plan to provide for the full payment of the above pensions to the extent the pension amounts exceed tax-qualified limits. The pension amounts that exceed tax-qualified limits are accounted for by the Company as an operating expense and are accrued over the expected working career of the employee.

As a mechanism for funding the pension amounts that exceed the tax-qualified limits, in fiscal year 2000 the Company issued restricted stock to salaried employees who are projected to have an unfunded Supplemental Retirement Plan benefit greater than 20% of his/her total retirement benefit. The restricted stock was issued pursuant to the 1998 Long-Term Incentive Plan

(“LTIP”). The number of shares of restricted stock issued to each such employee was dependent upon his/her age in fiscal year 2000. For each such employee between ages 55 and 60, 50% of the Supplemental Retirement Plan benefit is funded with restricted stock. For each such employee between ages 60 and 63, 75% of the obligation is funded with restricted stock, and for each such employee age 63 and older, 85% of the obligation is funded with restricted stock. Each such employee made an election to participate in this restricted stock award. At the employee’s respective retirement, if the value of the restricted stock equals or exceeds the value of the supplemental benefit, the restricted stock only shall be issued. If the value of the stock is less than the calculated supplemental benefit, cash shall be used to satisfy the remaining unfunded supplemental pension benefit.

The compensation covered by the pension benefit is based on the combined amounts set forth under the headings “Salary” (on a calendar year basis) and “Bonus” of the Summary Compensation Table. In addition, any payouts from awards of Performance Share Units (see the table on page 15 of this Proxy Statement) is added to the compensation covered by the pension benefit. Restricted stock grants or awards, gains on any deferrals made into the Management Stock Purchase Program, and any gain on the exercise of stock options are not included in the pension plan calculation. The years of credited service as of June 30, 2006 for the executive officers named on the Summary Compensation Table are as follows: Roger L. Fix, 5 years; Christian Storch, 7 years; Deborah A. Rosen, 20 years; Duane Stockburger, 9 years; and Randy Scott, 4 years.

Employment Agreements and Change in Control Arrangements

As of June 30, 2006, Mr. Fix, Mr. Storch, Ms. Rosen and Messrs. Stockburger and Scott each had employment agreements with the Company, which provide for full-time employment for Mr. Fix through December 31, 2006, for Mr. Storch through December 31, 2007, for Ms. Rosen through December 31, 2008 and for Mr. Stockburger through December 31, 2006. The agreements of Mr. Fix and Mr. Storch provide for automatic renewal for additional three-year terms until December 31, 2012 for Mr. Fix and December 31, 2010 for Mr. Storch. Ms. Rosen’s agreement is currently in its final automatic renewal period. There is no renewal provision in Mr. Stockburger’s agreement. There is a one year termination notice provision in the agreements of Mr. Storch and Ms. Rosen. Mr. Fix’s agreement provides for a 30 day termination notice. Mr. Stockburger’s agreement may be terminated on 90 days written notice. Mr. Scott’s employment agreement was terminated on July 15, 2006, and pursuant to the 30 day termination notice period, Mr. Scott ceased his service as a Company employee effective August 15, 2006. The termination was due solely to the divestiture of the Company’s Consumer Products Group and was entirely unrelated to Mr. Scott’s performance. Pursuant to his agreement, Mr. Scott receives twelve months severance in an amount of the salary indicated in the last sentence of the next paragraph.

The agreements provide for the payment of minimum annual compensation to the executives along with participation in benefit programs available to all executives. Their respective agreements prohibit Mr. Fix, Mr. Storch and Ms. Rosen from competing with the present or future business of the Company for two years subsequent to the termination of their respective employments. The period of Messrs. Stockburger’s and Scott’s non-compete covenant is one year. As of June 30, 2006, Mr. Fix received base compensation under his agreement at an annual rate of $647,000, Mr. Storch received $295,000, Ms. Rosen received $264,000, Mr. Stockburger received $280,000 and Mr. Scott received $264,000.

The respective employment agreements of Mr. Fix, Mr. Storch, Ms. Rosen and Messrs. Stockburger and Scott contain provisions that protect the executives from termination of employment in the event of a change in control as defined in their employment agreements. These provisions require, in the event of termination subsequent to such a change in control, payment of three times (one time for Messrs. Stockburger and Scott) the respective executive’s then current annual base salary and most recent annual bonus, 100% vesting in all benefit plans in which the executive participates and three additional years (one year for Messrs. Stockburger and Scott) of benefit service credited to the executive under the Company’s retirement plans. Additionally, all life and medical insurance plans would be continued for three years (one year for Messrs. Stockburger and Scott) for each terminated executive.

Further, the employment agreements of Mr. Fix, Mr. Storch and Ms. Rosen contain provisions providing that, in the event of a change in control as defined in their employment agreements, and if in such event the Internal Revenue Service (the “IRS”) imposes an excise tax on the payments received under the respective employment agreements, then the Company will fully fund any excise tax assessed against the named executive, such that the payments received by the named executive will not be reduced by any IRS-imposed tax penalty.

OTHER INFORMATION CONCERNING THE COMPANY

BOARD OF DIRECTORS AND ITS COMMITTEES

Seven meetings of the Board of Directors were held during the fiscal year ended June 30, 2006, three of which were conducted telephonically. Each incumbent director of the Company attended at least 75% of the meetings held during the year by the Board and all committees on which the director served. In July, 2003, the Board adopted Corporate Governance Guidelines which set forth the policies and procedures for the effective performance of management duties by the Board of Directors. These Guidelines can be found on the Company’s website at www.standex.com under the heading Corporate Governance.

Compensation Committee

The Board has a Compensation Committee consisting of Messrs. Greeley (Chairman), Cannon, Hogan and Muller. During fiscal 2006, the Committee held six meetings. The Committee determines the compensation of the top management of the Company and reviews the compensation of top divisional management of the Company. Between meetings of the Board of Directors, the Committee exercises the powers of the Board pertaining to the Employee Stock Purchase Plan, the 1994 Stock Option Plan and the 1998 Long-Term Incentive Plan. The Committee operates pursuant to a charter, which may be found on the Company’s website at www.standex.com under the Corporate Governance tab.

Audit Committee

Messrs. Fenoglio (Chairman), Chorman, Fickenscher and Greeley served during fiscal year 2006 on the Company’s Audit Committee. All of these directors are independent as defined by the New York Stock Exchange rules. The Board of Directors has designated Mssrs. Fenoglio, Chorman and Fickenscher as “audit committee financial experts” as defined by the New York Stock Exchange rules. During fiscal 2006, the Committee met on eleven occasions. The Audit Committee reviews, both prior to and after the audit, the Company’s financial reporting function, the scope and results of the audit performed (or to be performed) by the independent auditors of the Company and the adequacy of the Company’s internal controls, and reports thereon to the Board of Directors. The Committee operates pursuant to a charter, which may be found on the Corporate Governance section of the Company’s website at www.standex.com. In addition, the charter appears as Appendix A hereto. The report of the Committee for the past fiscal year appears below.

Audit Committee Report

The Audit Committee of the Board of Directors (the “Committee”) is entirely made up of independent directors as defined in the New York Stock Exchange listing standards. It operates pursuant to a written charter, which may be reviewed on the Company’s website at www.standex.com.

The Committee reviews Standex’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. The independent auditors are responsible for expressing opinions on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

The Audit Committee pre-approves all audit and non-audit services performed by the independent auditor, as well as respective fees. The Audit Committee will periodically grant general pre-approval of certain audit and non-audit services. Any other services must be specifically approved by the Audit Committee. In periods between Audit Committee meetings, the Audit Committee may delegate authority to one member to pre-approve additional services, and such pre-approvals are then communicated to the full Audit Committee.

In this context, the Committee has reviewed and discussed with management and the independent auditors the audited financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and the auditors’ evaluation of the Company’s internal control over financial reporting. The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statements on Auditing Standards Nos. 89 and 90. In addition, the Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. Finally, the Committee has considered whether the independent auditors’ provision of non-audit services to the Company is compatible with maintaining the auditors’ independence.

              In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2006, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

William R. Fenoglio, Chairman

Thomas E. Chorman

Gerald H. Fickenscher

Walter F. Greeley

Corporate Governance/Nominating Committee Report

The Corporate Governance/Nominating Committee of the Board of Directors, comprised of Messrs. Muller (Chairman), Greeley and King, all of whom the Board determined to be “independent” within the meaning given to that term under the rules of the New York Stock Exchange (“NYSE”), is responsible for developing, reviewing, maintaining and recommending to the Board principles and guidelines of corporate governance for the operations of the Board and insuring the Board’s compliance with applicable regulations and standards of the SEC and NYSE. The Committee also recommends to the Board candidates for consideration for Board membership.

The Committee Charter, adopted by the Board of Directors in July, 2003, describes its duties and responsibilities in greater detail. Stockholders and others may access the Charter through the Corporate Governance section of the Company’s website at www.standex.com.

During fiscal year 2006, the Committee met on two occasions.

Process for Identifying and Evaluating Candidates for Director

The Corporate Governance/Nominating Committee considers candidates for Board membership suggested by its members and other directors, as well as management and shareholders. The Committee may also retain a third party executive search firm to identify candidates. When such a search firm is engaged, the Committee sets the fees and scope of engagement. A shareholder who wishes to recommend a prospective nominee for the Board should notify the Committee in writing using the procedures described below under Communications with Directors, attaching any supporting material the shareholder considers appropriate. Nominees recommended by shareholders are subject to the same evaluation process described herein as all other prospective candidates.

The Committee will review and evaluate each candidate it believes merits serious consideration, taking into account all available information concerning the candidate, the qualifications for Board membership established by the Committee and described below, the existing composition and mix of talent and expertise on the Board, the balance between management and independent directors and other factors it deems relevant.

The Committee evaluates each prospective candidate against the standards and qualifications set forth in the Company’s Corporate Governance Guidelines (found at the Company’s website), as well as by criteria of preferred experiences and qualities established by the Committee.

The qualifications the Committee prefers include various professional experience requirements (including familiarity with manufacturing, international business and financial accounting and controls) and personal qualities (including integrity, judgment, both the capacity and desire to make a significant time commitment to the Board, and a commitment to become a shareholder).

In connection with this evaluation, the Committee decides whether to interview the prospective nominee and, if warranted, invites the President and CEO and the Chairman of the Board also to meet with prospective candidates. The Committee Chairman conducts due diligence in checking each candidate’s references. After completing this evaluation and interview process, the Committee forwards all pertinent materials and makes a recommendation to the full Board in advance of a meeting in which the Committee will propose a candidate for Board action. The Board then acts on the election of the candidate or nomination for consideration of shareholders.

While the Corporate Governance/Nominating Committee had a longstanding policy of accepting nominees for directors directly from shareholders, this informal policy had not previously been memorialized. During fiscal 2004, the Committee formalized this policy, and it now appears in the Corporate Governance Guidelines.

Code of Business Conduct and Ethics

The Company has both a Code of Business Conduct and a Code of Ethics for Senior Financial Management, both of which may be found on the Company’s website under the Corporate Governance Section at www.standex.com.

The Code of Conduct applies to all employees, officers and directors of the Company and provides that, in the conduct of all corporate activities, integrity and ethical conduct is expected. In addition, the Code of Conduct addresses and provides guidance on a number of business-specific issues, including but not limited to insider trading and conflicts of interest.

The Code of Ethics for Senior Financial Management applies to all officers, directors and employees who have supervisory financial duties. The Code of Ethics is intended to assist in the complete and accurate reporting of all financial transactions in compliance with applicable laws, rules and regulations.

Waivers of the requirements of the Company’s Codes, if granted by the Board or the Corporate Governance/Nominating Committee, will be posted on the Company’s website. No waivers were granted in fiscal 2006 or for any prior period since the Codes were adopted in 2003. Compliance is monitored by the Company’s Corporate Governance Officer and the Committee, in communication with the Board and senior corporate management, as appropriate.

Executive Sessions of Non-Management Directors

Under the Board’s Corporate Governance Guidelines, the non-management directors of the Board meet in regularly scheduled executive sessions. These scheduled sessions are generally presided over by Mr. King, Vice Chairman of the Board.

Director Attendance Policy

It is the policy of the Board, pursuant to its Corporate Governance Guidelines, that each director has a duty to attend, whenever possible, all meetings of the Board and of each Committee on which the director serves and to review in advance all meeting materials. In addition, each director is expected to attend the Annual Meeting of Shareholders. In fiscal 2006, all directors attended the Annual Meeting.

Committee and Director Evaluations

Written questionnaires prepared by the Corporate Governance/Nominating Committee are used by the directors to evaluate the Board as a whole and each of its standing Committees. The evaluation process was completed for the first time in fiscal year 2004 and continued to be utilized in fiscal 2006. The Company intends to repeat this process annually. Directors submit completed questionnaires to the Chief Legal Officer, who summarizes the results without attribution, and forwards the summary to the Committee chairman, who reported the results to the Board and to each Committee. The full Board discusses summaries of the assessments and Committee evaluations with a view to enhancing the overall performance of the Board.

Communicating with Directors

The Board of Directors welcomes shareholder input and suggestions. The Board of Directors will regard all appropriate communication from shareholders seriously and will promptly address it. The Board has adopted the following procedure for shareholders and other interested parties to contact members of the Board, its committees and the non-management directors as a group. Correspondence, addressed to any individual director, group or committee chair or the Board as a whole, should be sent c/o the Corporate Governance Officer, Standex International Corporation, 6 Manor Parkway, Salem, NH 03079. Shareholders may also communicate electronically by sending an email to Boardofdirectors@standex.com. The message line should specify the individual director, committee or group that the shareholder wishes to contact.

All communication will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. The Corporate Governance Officer shall use discretion in declining to forward communication unrelated to the duties and responsibilities of the Board, including but not limited to communication in the nature of advertisements or promotions, employment inquiries or resumes, surveys or other forms of mass mailings. However, all communication, regardless of its nature, will be cataloged, archived and periodically reported to the Board for its information and use.

CORPORATE GOVERNANCE/NOMINATING COMMITTEE

H. Nicholas Muller, III, Chairman
Thomas L. King
Walter F. Greeley

Directors’ Fees

During the fiscal year, the Company paid each non-employee director an annual retainer of $22,000, and each non-employee director (with the exception of Mr. King) elected to defer all or a portion of his respective retainer to purchase restricted stock pursuant to the Management Stock Purchase Program of the 1998 Long-Term Incentive Plan (the “Plan”). The terms of participation of non-employee directors in the MSPP portion of the Plan are the same as for all other participants, as described on page 11 of this Proxy Statement. In addition, each non-employee director received $1,000 for each live Board and Committee meeting and $750 for telephone meetings. Further, the Chair of the Audit Committee received $4,000 in recognition of the increased activity of the Committee due to Sarbanes-Oxley and New York Stock Exchange requirements. Finally, chair fees for the Investment, Compensation and Corporate Governance/Nominating Committees were $2,000. No retirement benefits or perquisites are provided to the directors of the Company.

In addition, each non-employee director, on the date of the Annual Meeting of Shareholders, receives a restricted stock grant, the number of units of which is determined by dividing the then-annual retainer by the closing price of the Company stock on the date of the Annual Meeting. In October, 2005, each non-employee director received a grant of 823 RSUs, calculated by dividing the annual retainer ($22,000) by the closing price of the stock on October 25, 2005 ($26.72). The stock will cliff-vest three years from the date of grant, and dividends accrue during the vesting period, after which they will be paid in cash. Shares acquired as payment of directors’ fees may not be sold until the director share ownership requirement described on page 6 herein has been met.

Finally, pursuant to Board approval granted in December 2004, Chairman Edward J. Trainor receives a fee of $50,000 for his service as Chairman, in addition to the annual retainer received by the non-employee directors and noted above. In fiscal year 2006, Mr. Trainor elected to defer all of this Chairman retainer for the purchase of MSPP shares.

PROPOSAL 2—RATIFICATION OF APPOINTMENT

OF INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of Deloitte & Touche LLP, independent public accountants, as auditors of the Company for the year ending June 30, 2006. This firm and two of its predecessor firms have been auditors of the Company continuously since 1955. While ratification by the shareholders of this appointment is not required by law or by the Company’s articles of incorporation or bylaws, the Company’s management believes that such ratification is desirable.

It is expected that representatives of Deloitte & Touche LLP will be present at the Annual Meeting of Stockholders where they will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF THE INDEPENDENT AUDITORS.

INDEPENDENT AUDITORS’ FEES

The following table summarizes the aggregate fees billed to the Company by the independent auditor:

($ in thousands)	2006	2005
Audit Fees (a)	$1,951	$2,444
Audit-Related Fees (b)	7	20
Tax Fees (c)	15	167
All Other Fees (d)	0	0
Total	$1,973	$2,631

____________________

(a)	Fees for audit services billed related to fiscal years 2006 and 2005 consisted substantially of the following:
•	Audit of the Company’s annual financial statements
•	Reviews of the Company’s quarterly financial statements
•	Debt and Environmental Compliance letters

(b)	Fees for audit-related services billed in fiscal years 2006 and 2005 consisted of the following:
•	Agreed upon procedures related to dispositions
•	Audit of benefit plans in the United Kingdom

(c)	Fees for tax services billed in 2006 and 2005 consisted substantially of the following:
•	VAT compliance and reporting
•	Tax compliance services in Mexico and Portugal
•	Preparation of Quarterly Form 843

In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Company management and the independent auditor to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the U.S. Securities and Exchange Commission (“SEC”) to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy

The services performed by the independent auditor in fiscal year 2006 were approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee in 2003 and amended in 2004.

As required by the policy, annually the Audit Committee is provided a description of the services to be provided for each category and fees to be incurred. The policy describes the permitted audit, audit-related, tax, and other services that the independent auditor may perform, and the Audit Committee approves the established level of fees for the respective fiscal year. Any subsequent requests for audit, audit-related, tax and other services not previously submitted and approved by the Audit Committee for specific pre-approval may not commence until such approval has been granted.

A quarterly status of the actual services performed to date is provided to the Audit Committee by the independent auditor. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee for services not to exceed $50,000. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted such specific pre-approval.

A copy of the Company’s Annual Report on Form 10-K has been mailed along with this Notice of Annual Meeting and Proxy Statement to shareholders. Form 10-K may also be reviewed on line at: www.standex.com. Shareholders may obtain print copies, free of charge, of Form 10-K, the Company’s Codes of Conduct, Committee Charters or the Corporate Governance guidelines by writing to Standex International Corporation, Investor Relations Department, 6 Manor Parkway, Salem, NH 03079. In the alternative, print copies may be requested by e-mailing the request to Boardofdirectors@standex.com.

OTHER PROPOSALS

Management does not know of any other matters which may come before the meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to the Securities Exchange Act of 1934, the Company’s executive officers, directors and persons who own more than 10% of the Company’s Common Stock are required to file reports of ownership and changes in ownership in the Common Stock of the Company under Section 16(a) with the Securities and Exchange Commission and the New York Stock Exchange, with copies of those reports filed with the Company.

Based solely upon a review of the copies of the reports furnished to the Company, the Company believes that during fiscal 2006 all executive officers, directors and persons holding more than 10% of the Company’s Common Stock have complied with such filing requirements, except as follows.

In November, 2005, during a records reconciliation of directors’ deferrals of Board retainers for the purchase of MSPP shares, it was discovered that, when Chairman Edward J. Trainor deferred his Chairman’s fee for the purchase of MSPP shares in September, 2005, no Form 4 was timely filed to reflect this purchase (although a Form 4 was filed for the same period to reflect MSPP shares purchased with deferral of regular Board annual retainer compensation). This oversight was corrected by filing a Form 4 on November 17, 2005 reflecting the transaction.

STOCKHOLDER PROPOSALS

Any stockholder desiring to submit a proposal for consideration at the 2006 Annual Meeting of Stockholders must submit such proposal to the Company, in writing, at its executive offices, 6 Manor Parkway, Salem, NH 03079, on or before May 16, 2007.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company on or before July 30, 2007.

By the Board of Directors

/s/ Deborah A. Rosen

Deborah A. Rosen, Secretary

September 13, 2006

Appendix A

STANDEX INTERNATIONAL CORPORATION

AUDIT COMMITTEE CHARTER

STATUS

The Audit Committee is a standing committee of the Board of Directors of Standex International Corporation (the “Company”).

MEMBERSHIP

The Audit Committee shall be comprised of not less than three nor more than five directors as determined by the Board of Directors, each of whom shall be independent directors in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange listing standards (the “NYSE”). No member of the Audit Committee shall be an affiliated person of either the Corporation or any subsidiary in accordance with the rules and regulations of the SEC and the NYSE. All members shall have a working familiarity with basic finance and accounting practices. At least one member of the Committee shall in the judgment of the Board of Directors, be a financial expert in accordance with the rules and regulations of the SEC and the NYSE, including but not limited to having accounting or related financial management expertise.

The members of the Audit Committee shall serve one-year terms. The Directors and the Corporate Governance Committee shall recommend, and the Board of Directors shall designate, one member of the Audit Committee to serve as Chairperson. The members of the Audit Committee shall serve until their resignation, retirement or removal by the Board of Directors and until their successors shall be appointed. No member of the Audit Committee shall be removed except by the majority vote of the independent directors of the full Board of Directors then in office.

PURPOSE

The primary function of the Audit Committee is to assist, and report to, the Board of Directors in fulfilling its oversight responsibilities by reviewing the integrity of the financial reports provided by the Corporation to its stockholders and the general public; the Corporation’s systems of internal controls regarding finance and accounting; the Corporation’s auditing, accounting and financial reporting and internal control processes; the independent auditors qualifications, performance and independence, the Corporation’s compliance with legal and regulatory requirements, and to prepare the report required by the SEC’s proxy rules to be included in the Corporation’s annual proxy statement.

RESPONSIBILITIES AND DUTIES

1.

Appoint, retain, oversee and terminate, in its sole authority, the independent auditors for the purpose of preparing or issuing an audit report or to perform related work and set the scope of work, terms of each engagement and their compensation.

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2.	Approve in advance all permitted non-audit services to be performed by the independent auditor and assure that such approval is disclosed in the Corporation’s periodic reports as required by law.

3.

Evaluate the independent auditor’s qualifications, performance and independence, including review and evaluation of the lead partner of the independent auditor, after receiving input from management and the Internal Audit Department. Assure the rotation of the lead audit partner, the reviewing audit partner and other audit personnel as required by law.

4.	Receive and review at least annually:

(a)

a report by the independent auditor describing (i) the independent auditor’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues; and (iii) in an effort to assess the auditors’ independence, all relationships between the auditors and the Corporation.

(b)

all other reports from the independent auditors, including the annual comments from the independent auditors on accounting procedures, critical accounting policies and practices, systems of control, all material alternative treatments of financial information within generally accepted accounting procedures (“GAAP”) that have been discussed with management, the effects of using such alternative treatments and the treatment preferred by the independent auditors and any other material communications between the independent auditor and management.

5.

Review and consider whether the provision by the independent auditors of any permitted non-audit service is compatible with maintaining their independence; review and approve the non-audit fees of the independent auditors; and review with them any questions, comments or suggestions they may have relating to the internal controls, accounting practices or procedures of the Corporation and any audit problems or difficulties and management’s response.

6.	Present to the Board of Directors the Audit Committee’s conclusions in connection with the independent auditor.

7.

Review, at least annually, the then current and future programs of the Corporation’s Internal Audit Department, including the procedure for assuring implementation of accepted recommendations made by the independent auditors; and review any issues that arise regarding the performance of the Corporation’s internal audit function and the significant matters contained in these Internal Audit Department reports.

8.

Make or cause to be made, from time to time, such other examinations or reviews as the Audit Committee may deem advisable with respect to the adequacy of the systems of internal controls and accounting practices and procedures of the Corporation, the

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results of activities and responsibilities and with respect to current accounting trends and developments, and take such action regarding such trends and developments as may be deemed appropriate.

9.	Receive and review at least annually aggregate expenses incurred by officers of the Corporation as presented by the Internal Audit Department in summary format;

10.	Receive and review at least annually a report prepared by the Chief Legal Officer concerning legal issues affecting the Corporation which require or suggest Audit Committee oversight or involvement.

11.

Review significant accounting principles and financial statement presentations, including any material changes in the Corporation’s selection or application of accounting principles. Review significant judgments made in connection with the preparation of the financial statements, including any material exposures and related reserves and any off-balance sheet structures.

12.

Review and discuss with management and the independent auditors the annual and quarterly financial statements of the Corporation, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and any material changes in accounting principles or practices used in preparing the statements prior to the filing of a report on Form 10-K or 10-Q with the SEC. Such review and discussion shall include the items required by SAS 61 as in effect at that time in the case of the annual statements and SAS 71 as in effect at that time in the case of the quarterly statements. During such review, or otherwise, the Audit Committee shall work to resolve any disagreements between management and the independent auditors regarding financial reporting. Based upon such review and discussion, recommend to the Board that the audited financial statements be included in the Annual Report on Form 10-K.

13.

Review earnings press releases, as well as financial information and earnings guidance provided to analysts; discuss the Corporation’s policies with respect to risk assessment and risk management; and discuss the steps taken by management to monitor exposures.

14.	Receive from the independent auditors the report required by Independence Standards Board Standard No. 1 as in effect at that time and discuss it with the independent auditors.

15.

Review the status of compliance with laws, regulations and internal procedures, contingent liabilities and risks that may be material to the Corporation, the scope and status of systems designed to assure Corporate compliance with laws, regulations and internal procedures, through receiving reports from management, legal counsel and other third parties as determined by the Audit Committee on such matters, as well as major legislative and regulatory developments which could materially impact the Corporation’s contingent liabilities and risks.

16.	Meet separately, periodically, with management, with internal auditors (or other personnel responsible for the internal audit function) and with independent auditors;

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17.	Set clear hiring policies for employees or former employees of the independent auditors.

18.

Establish and maintain procedures for the receipt, retention and treatment of complaints regarding the Corporation’s accounting, internal controls or auditing matters and establish clear hiring policies for employees or former employees of the Corporation’s independent auditor.

19.	Establish and maintain procedures for the confidential, anonymous submission by employees of the Corporation of concerns regarding accounting or auditing matters.

20.	Obtain the advice and assistance, as appropriate, of independent counsel and other advisors as necessary to fulfill the responsibilities of the Audit Committee.

21.	Receive appropriate funding, as determined by the Audit Committee from the Corporation for payment of compensation to the outside legal, accounting, or other advisors employed by the Audit Committee.

22.	Report regularly to the Board of Directors as to the Audit Committee’s accomplishments of its purpose and responsibilities.

23.

Assess compliance of the Corporation’s CEO, CFO and Corporate Controller with the Code of Ethics for Senior Financial Officers, report material violations to the Board and recommend to the Board appropriate action.

24.	Monitor the establishment, maintenance and evaluation of the disclosure controls and procedures and internal controls required by the SEC.

25.	Conduct an annual performance evaluation of the Audit Committee.

MEETINGS

The Audit Committee shall meet at least four times during the year and at such other times as it deems necessary to fulfill its responsibilities. The Audit Committee shall meet regularly in executive session without management present. In addition, the Audit Committee shall periodically meet with management, internal auditors and independent auditors to oversee and review their respective performance.

REPORT

The Audit Committee shall prepare a report each year concerning its compliance with this charter, charter amendments and activities for inclusion in the Corporation’s proxy statement relating to the annual meeting of stockholders as required by the SEC and NYSE.

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002CS-12-60

[Standex Logo]

☐	Mark this box with an X if you have made

changes to your name or address details above.

Annual Meeting Proxy Card

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE PROPOSALS.

PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

A Election of Directors

1.	Election of Directors.

For one year term expiring in 2007: Nominee:

	For	Withhold
01 - H. Nicholas Muller, III	☐	☐

For three year terms expiring in 2009: Nominees:

	For	Withhold
02 - Charles H. Cannon, Jr.	☐	☐

03 - Christian Storch	☐	☐

04 - Edward J. Trainor	☐	☐

B Issues

	For	Against	Abstain
2. To ratify the appointment by the Audit Committee of	☐	☐	☐
Deloitte & Touche LLP as independent auditors.

To transact such other business as may come before the meeting.

Mark this box with an X if you plan to attend ☐
the meeting.

C Authorized Signatures - Sign Here - This section must be completed for     your instructions to be executed.

Sign exactly as name appears on this Proxy. If the shares are registered in the names of two or more persons, each should sign. Executors, administrators, trustees, partners, custodians, guardians, attorneys, and corporate officers should add their full titles.

Date (mm/dd/yyyy)	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

Proxy - Standex International Corporation

Annual Meeting of Stockholders

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoint(s) Roger L. Fix and Deborah A. Rosen as proxies, with full power of substitution, and hereby authorizes them or any of them to vote the stock of the undersigned at the Annual Meeting of Stockholders of Standex International Corporation (the “Company”) to be held at Bank of America, 100 Federal Street, Boston, Massachusetts, on Tuesday, October 31, 2006 at 11:00 a.m., and at any adjournments thereof, as indicated below on the proposals described in the Notice and Proxy Statement for such meeting and in their discretion on other matters which may properly come before the meeting.

In connection with those shares (if any) held by me as a participant in the Standex Retirement Savings Plan (the “Plan”), I hereby direct the trustee of the Plan in which I participate to vote all vested shares allocated to my account under such Plan on September 6, 2006 in accordance with the instructions on the reverse side of this proxy card or, if no instructions are given, in accordance with the Board of Directors’ recommendations, on all items of business to come before the Annual Meeting of Stockholders to be held on October 31, 2006 or any adjournment thereof. Under the Plan, the shares for which no signed proxy card is returned or for which voting instructions are not timely received or are improperly executed shall be voted by the trustee in the same proportions on each proposal for which properly executed instructions were timely received.

Unless otherwise instructed, this proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposal 2.

(Important - To be Signed and Dated on Reverse Side)

________________________________________________________________

IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING. ACCORDINGLY, YOU ARE URGED TO PROMPTLY VOTE YOUR PROXY IN ACCORDANCE WITH THE INSTRUCTIONS ON THE REVERSE SIDE. IF YOU SO CHOOSE, YOU MAY VOTE YOUR SHARES IN PERSON AT THE ANNUAL MEETING.

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet

•   Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•   Follow the simple instructions provided by the recorded message.

• Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE • Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on October 31, 2006.

THANK YOU FOR VOTING